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C&S 515 (Rev. 8/96)                                             EXHIBIT 3(i).4
             MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES
              CORPORATION, SECURITIES AND LAND DEVELOPMENT BUREAU

Date Received                                      (FOR BUREAU USE ONLY)
   JUL 18 1997
                                                           FILED
                                                        JUL 22 1997
Name  David A. Breach
Honigman Miller Schwartz and Cohn
                                                 Administrator
                               MI DEPARTMENT OF CONSUMER & INDUSTRY SERVICES CORPORATION, SECURITIES & LAND DEVELOPMENT BUREAU
Address
2290 First National Building  660 Woodward Avenue

City               State            Zip Code
Detroit            Michigan         48226-3583    EFFECTIVE DATE:
  DOCUMENT WILL BE RETURNED TO THE NAME AND ADDRESS YOU ENTER ABOVE


           CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
             FOR USE BY DOMESTIC PROFIT AND NONPROFIT CORPORATIONS
          (Please read information and instructions on the last page)


        Pursuant to the provisions of Act 284, Public Acts of 1972 (profit corporations), or Act 162, Public Acts of 1982 (nonprofit corporations), the undersigned corporation executes the following Certificate:


        1.  The present name of the corporation is:
            Rockwell Medical Technologies, Inc.

        2.  The identification number assigned by the Bureau is:     427-745

        3.  The location of the registered office is:


        2290 First National Building    Detroit, Michigan       48226
                (Street Address)              (City)          (ZIP Code)


        4. Article III of the Articles of Incorporation is hereby amended and Articles VIII, IX, X and XI are hereby added to the Articles of Incorporation as follows:

                See Rider A attached.



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5. (For amendments adopted by unanimous consent of incorporation before the first meeting of the board of directors or trustees.)

     The foregoing amendment to the Articles of Incorporation was duly adopted on the ___________ day of ___________________, in accordance with the provisions of the Act by the unanimous consent of the incorporator(s) before the first meeting of the Board of Directors or Trustees.

                Signed this ____________ day of __________________

     __________________________________         ______________________________
            (Signature)                                   (Signature)

     __________________________________         ______________________________
            (Type or Print Name)                      (Type or Print Name)

     __________________________________         ______________________________
              (Signature)                                (Signature)

     __________________________________         ______________________________
            (Type or Print Name)                     (Type or Print Name)



6. (For profit corporations, and for nonprofit corporations whose articles state the corporation is organized on a stock or on a membership basis.)

   The foregoing amendment to the Articles of Incorporation was duly adopted on the 16th day of July, 1997 by the shareholders if a profit corporation, or by the shareholders or members if a nonprofit corporation (check one of the following)

   [ ]  at a meeting.  The necessary votes were cast in favor of the amendment.

   [x] by written consent of the shareholders or members having not less than the minimum number of votes required by statute in accordance with
        Section 407(1) and (2) of the Act if a nonprofit corporation, or Section 407(1) of the Act if a profit corporation. Written notice to shareholders or members who have not consented in writing has been given. (Note: Written consent by less than all of the shareholders or members is permitted only if such provision appears in the Articles of Incorporation.)


   [ ] by written consent of all the shareholders or members entitled to vote in accordance with section 407(3) of the Act if a nonprofit corporation, or Section 407(2) of the Act if a profit corporation.


                Signed this 17th day of July, 1997

                By  /s/ Robert L. Chioini
                   ---------------------------------------------------
                        (Signature of President, Vice-President,
                         Chairperson or Vice-Chairperson

                   Robert L. Chioini                   President
                ------------------------------------------------------
                 (Type or Print Name)            (Type or Print Title)







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                                   Rider A

1. Article III is hereby deleted and replaced in its entirety with the following:

        The total authorized shares:

        1.      Common Shares:          20,000,000
                Preferred Shares:        3,416,664

        2. A statement of any of the relative rights, preferences and limitations of the shares of each class as follows:

        A. Designation. ROCKWELL MEDICAL TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Michigan (the "Corporation"), hereby designates 1,416,664 preferred shares of the Corporation as Series A Preferred Shares, par value $1.00 per share (the "Series A Preferred Shares"), from the Corporation's 3,416,664 authorized preferred shares.

        B.      Dividends.

                (i) Amount and Timing. The holders of Series A Preferred Shares shall be entitled to receive, out of funds legally available for the payment of dividends, cumulative cash dividends in the amount of $0.085 per share per year, which shall accrue, unless and until paid, ratably each day such share is outstanding from June 1, 1997 until such share is redeemed, liquidated or cancelled. Such dividends will be computed on the basis of a 360-day year for the actual number of days elapsed and the dividends shall be paid in cash. Dividends paid in respect of the Series A Preferred Shares may only be paid as and when directed by the Board of Directors of the Corporation or on the Mandatory Redemption Date (as set forth in Paragraph D).

                (ii) Priority. As long as any Series A Preferred Shares are outstanding, the Corporation shall not (a) declare, pay, or set money, securities or other property apart for the payment of, any dividend on any other shares of the Corporation, including all classes of common shares and any other series of preferred shares (all of such shares of the Corporation referred to as the "Junior Shares"), or (b) make any payment on account of, or set money, securities or other property apart for the payment into a sinking or other similar fund for the purchase, redemption or other retirement of, any of the Junior Shares or any warrants, rights, calls or options exercisable for or exchangeable into any of the Junior Shares (collectively, the "Junior Securities"), or (c) make any distribution in respect of any Junior Securities, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than distributions or dividends in Junior Shares to the holders of Junior Shares), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase, redemption or distribution, as the case may be, all accrued and unpaid dividends on the Series A Preferred Shares shall have been paid.


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C.      Liquidation Preference.

        (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Series A Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders an amount in cash equal to $1.00 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities. If the assets of the Corporation available for distribution to its shareholders are not sufficient to pay in full the liquidation payments payable to the holders of outstanding Series A Preferred Shares, then the holders of all such shares shall share ratably in the distribution of all assets available for distribution to the Corporation's shareholders in proportion to the amounts that would have been paid on such distribution if the assets of the Corporation available for distribution to its shareholders had been sufficient to pay in full the liquidation payments payable to the holders of outstanding Series A Preferred Shares. If the assets of the Corporation available for distribution exceed the maximum amount which may be distributed to holders of Series A Preferred Shares, the remaining assets available for distribution shall be distributed among the holders of Junior Securities.

        (ii) For purposes of this Paragraph C, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares, securities or other consideration) of all or substantially all of the property or assets of the Corporation or its outstanding shares nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary, unless such sale, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Corporation.

D.      Redemptions.

        (i)     Mandatory Redemption.   Series A Preferred Shares shall be
subject to purchase by the Corporation, and shall be purchased by the Corporation, as follows: On January 31, 1998 (the "Mandatory Redemption Date"), the Corporation shall redeem the outstanding Series A Preferred Shares at a purchase price equal to $1.00 per share plus accumulated and unpaid dividends on the Mandatory Redemption Date, which purchase price shall be payable in cash. From and after the Mandatory Redemption Date, the holders of Series A Preferred Shares shall not have any rights as shareholders except the right to receive from the Corporation the redemption price of such Series A Preferred Shares, without interest, upon the surrender of such Series A Preferred Shares.

        (ii)    Optional Redemption.    In addition to the Corporation's
obligation to redeem the then outstanding Series A Preferred Shares set forth in Paragraph D (i) above, the Corporation has the right and option at any time prior to the Mandatory Redemption Date to purchase, redeem or otherwise acquire any or all Series A Preferred Shares for a purchase price equal to $1.00 per share plus accumulated and unpaid dividends on such

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        share through the date of repurchase or redemption, which purchase price shall be payable in cash.

                (iii) Effect of Redemption. Upon redemption of the Series A Preferred Shares in accordance with Article III, D., such Series A Preferred Shares shall no longer be authorized for reissuance.

        E. Voting Rights. The holders of Series A Preferred Shares shall have no voting rights, except such rights, if any, as cannot legally be denied to them or relinquished by them.

2.  Article VIII is hereby added in its entirety:

                The Board of Directors may cause the Corporation to issue Preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation.

3.  Article IX is hereby added in its entirety:

                The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors consisting of not less than 3 or more than 15 directors, the exact number of directors to be determined from time to time solely by a resolution adopted by an affirmative vote of a majority of the entire Board of Directors. The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of one class shall expire each year. At each annual meeting of stockholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring on the third succeeding annual meeting.

                If the number of directors is changed, any increase or decrease shall be apportioned among the classes of directors so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director. When the number of directors is increased by the Board of Directors and any newly created directorships are filled by the Board, the additional directors shall be classified as provided by the Board.

                A director shall hold office until the meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Newly created directorships resulting from an increase in the number of directors and any vacancy on the Board of Directors may be filled only


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    by the Board by an affirmative vote of a majority of the directors then in office. If the number of directors then in office is less than a quorum, such newly created directorships and vacancies may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. A director elected by the Board of Directors to fill a vacancy shall hold office until the next election of the class for which the director shall have been chosen and until his or her successor shall be elected and shall qualify. A director or the entire Board of Directors may be removed only for cause.

            Notwithstanding the foregoing, whenever the holders of any one or more classes of preferred stock or series thereof issued by the Company shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of these Articles of Incorporation applicable thereto, except that such directors so elected shall not be divided into classes pursuant to this Article.

            This Article IX may not be amended by less than unanimous written consent of shareholders, and may only be amended by the affirmative vote of a majority of the shares entitled to vote thereon, in addition to the vote otherwise required by the Michigan Business Corporation Act.

4.  Article X is hereby added in its entirety:

            No action by written consent of holders of less than all the outstanding shares entitled to vote on such action shall be effective unless the proposed action shall have been approved by the Board of Directors before the consent of shareholders is executed.

5.  Article XI is hereby added in its entirety:

            Pursuant to Section 784(1)(b) of the Michigan Business Corporation Act, the Corporation elects not to be governed by Chapter 7A of the Michigan Business Corporation Act, being Sections 775 through 784 of the Michigan Business Corporation Act; provided that the Corporation's Board of Directors may terminate this election in whole or in part by action of a majority of directors then in office.


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